Exhibit 99.1
RXi Pharmaceuticals Reports Financial Results for the Third Quarter of 2008
Worcester, MA, November 14, 2008 – RXi Pharmaceuticals Corporation (Nasdaq: RXII), a
biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), today reported results for the quarter ended September 30, 2008.
Tod Woolf, Ph.D., President and Chief Executive Officer of RXi, commented, “We have continued to expand our research and development programs, further solidifying RXi’s position as one of the leading companies focused on a comprehensive RNAi technology platform. Of note, we recently licensed technology from the University of Massachusetts which may allow for the oral delivery of RNAi therapeutics. This is significant, since, if successful, it would represent a dramatic advance for the field of RNAi therapeutics and could open up significant market opportunities for RXi.”
Dr. Woolf continued, “We were also delighted to announce the recent appointment of Anastasia Khvorova, Ph.D. to the newly created position of Chief Scientific Officer. Dr. Khvorova, an expert in RNAi, has conducted ground-breaking research in the field. Her extensive experience includes manufacturing RNAi compounds targeting virtually all of the known human genes, as well as the development of potentially self-delivering RNAi compounds. As such, Dr. Khvorova represents a key addition to our team and we look forward to her many contributions.”
Quarterly Highlights
Investor Highlights:
In an ongoing effort to expand awareness of the Company’s technology, on October 21, 2008, RXi held its First Annual Investor Event during which management presented the Company’s scientific programs, intellectual property and business development efforts. On October 13, 2008, management presented at the Natixis Bleichroeder Second Annual Hidden Gems conference, and in September, analyst coverage was initiated on the Company by Griffin Securities.
Building the Pipeline:
On October 14, 2008, after initiating an oral delivery collaboration with researchers at The University of Massachusetts Medical School earlier in the year, RXi announced that it licensed exclusive worldwide rights to potentially groundbreaking technology for the oral delivery of RNAi therapeutics from the University. This license represents a major step toward the Company’s goal of developing RNAi therapeutics as it will allow RXi to potentially target a new class of cells that cannot be accessed either by other potential RNAi delivery methods, local administration or injection. The oral delivery technology targets certain types of inflammatory cells called macrophages and may allow RXi to develop orally administered rxRNA™ compounds for the treatment of a variety of significant inflammatory diseases, including rheumatoid arthritis, asthma, Crohn’s disease, atherosclerosis, psoriasis and Type II diabetes.
Scientific Achievements:
Recently, Anastasia Khvorova, Ph.D. joined RXi as the Company’s Chief Scientific Officer. Dr. Khvorova is one of the leading scientists in the field of RNA and is one of the most cited authors of research articles in the area. In September, Victor Ambros, Ph.D., a member of RXi’s Scientific Advisory Board, was presented with one of America’s highest scientific honors, the 2008 Albert Lasker Award for Basic Medical Research. Additionally, RXi’s internal discovery team has created novel rxRNA compounds with the potential to reduce both manufacturing costs and enhance cellular delivery. During the third quarter, RXi also presented at several scientific meetings, including the 2nd Annual Oligonucleotides-based Therapeutics Conference, RNAi Based Therapeutics, RNAi Europe, and others.
Financial Highlights

The Company reported a net loss of $3.4 million, or $0.25 per share, for the three months ended September 30, 2008, compared with a net loss of $2.2 million, or $0.18 per share, for the same period in 2007. The Company had 13,757,731 common shares outstanding at September 30, 2008, as compared with 12,420,491 common shares outstanding at September 30, 2007.
Research and development expenses for the three months ended September 30, 2008 were $1.2 million, including approximately $0.2 million in stock based compensation, compared with $0.7 million including $0.1 million in stock based compensation, for the three months ended September 30, 2007. The increase of $0.4 million, or 53.0%, was primarily due to higher staff and supplies costs. General and administrative expenses for the three months ended September 30, 2008 were $2.3 million, including $1.1 million in stock based compensation, compared with $1.6 million, including $0.4 million in stock based compensation, for the three months ended September 30, 2007. The increase of $0.7 million or 43.0% was primarily due to non-cash costs associated with warrants issued for business advisory services.
As of September 30, 2008, cash, cash equivalents and short-term investments (consisting of U.S. Treasury securities and other U.S. government agency securities) totaled $12.7 million, compared with cash, cash equivalents, and short term investments of $11.7 million at December 31, 2007. This increase was due primarily to the issuance of common stock to institutional investors on June 24, 2008, which yielded net proceeds of approximately $8.0 million, offset by net cash used in operations of $6.7 million for the nine months ended September 30, 2008.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi Pharmaceuticals’ rxRNA™ compounds are distinct from the siRNA compounds used by many other companies developing RNAi therapeutics and are very active and potent (10-100pM activity in cell culture) based on the company’s internal research, in addition to being nuclease resistant and readily manufactured. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products and other risks described in our annual and quarterly reports filed with the Securities and Exchange Commission. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

RXi Pharmaceuticals Corporation
Condensed Statements of Expenses
(A Development Stage Company)
(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Research and development expense	$1,200	$786	$5,054	$5,380
General and administrative expense	2,264	1,581	5,469	3,291

Operating loss	(3,464)	(2,367)	(10,523)	(8,671)
Interest income	56	171	159	304
Other expense	—	—	(8)	—

Net loss	$(3,408)	$(2,196)	$(10,372)	$(8,367)

Net loss per common share:
Basic and diluted loss per share	($0.25)	($0.18)	($0.79)	($0.79)

Weighted average common shares outstanding:
Basic and diluted	13,757,731	12,420,491	13,064,496	10,598,131

RXi Pharmaceuticals Corporation
Balance Sheets
(A Development Stage Company)
(Unaudited)

	September 30,	December 31,
	2008	2007
Cash and cash equivalents	$3,664	$1,763
Short term investments, at amortized cost	9,015	9,952
Prepaid expenses and other current assets	326	22
Equipment and furnishings, net	358	344
Deposits	16	66

Total assets	$13,379	$12,147

Accounts payable	$264	$55
Accrued expense and other current liabilities	899	1,062
Current maturities of capital lease obligations	17	—
Due to former parent company	—	207
Capital lease obligations, net of current maturities	9	—

Total liabilities	1,189	1,324
Total stockholders’ equity	12,190	10,823

Total liabilities and stockholders’ equity	$13,379	$12,147

CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
SAN Group
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com